UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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GRYPHON GOLD CORPORATION
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1

NEWS RELEASE
Gryphon Gold Corporation, 611 N Nevada Street, Carson City, NV 89703

Gryphon Gold Announces Filing of Supplement to Proxy Statement

Provides basis for request to amend Articles of Incorporation to increase authorized capital

CARSON CITY, NV, August 28, 2012 - Gryphon Gold Corporation (the “Company” or “Gryphon Gold”) (GGN: TSX; GYPH: OTCBB), a gold exploration, development, and production company currently producing at its Borealis Oxide Heap Leach Project in Nevada (the “Borealis Property”), announced today it has filed with the Securities and Exchange Commission a supplement to its definitive proxy materials relating to its request to stockholders to authorize an amendment to the Company’s Articles of Incorporation to increase the authorized capital of the Company from 250,000,000 shares of common stock to 500,000,000 shares of common stock (Article Amendment).

The Company held its annual meeting of stockholders today where the Board of Directors were elected, an independent registered public accounting firm was appointed and an amendment to the Company’s Omnibus incentive plan was ratified. The meeting was adjourned until Tuesday, September 4, 2012 at 5:00 pm PDT to allow for additional voting on the fourth proposal, the Article Amendment.

As noted in its Proxy Statement, currently, if all options, warrants and convertible notes were converted, the Company would have just 3.6 million shares available for future issuance. The Board of Directors strongly recommends shareholders approve the Article Amendment and provides the following to support their position:

  Gryphon Gold requires financial flexibility in order to continue its efforts to expand production and extend the mine life of its Borealis Project. The Company is very diligently managing the inflow of cash from production and the outflows in investments for increasing the production rate. This includes the expansion of the heap leach pad, increased crushing capacity, conveyor systems, increased pumping capacity, and the permitting and acquisition of a second carbon column structure. In addition, the Company will require additional hauling equipment and manpower in order to develop new mine ore for the heap leach pad which is expected to result in measurably improved production. At this point, the Company is financially restricted by production capacity constraints and needs to accelerate its efforts to expand production rates before the winter season.
  The Company is focused on increasing cash generated from production at the Borealis Property. Additional capital may be required to achieve the targeted production rate of 2,000 to 2,500 gold equivalent ounces per month by year end and the Company is evaluating a range of options which may include issuing additional equity.
  In the future as Gryphon achieves its production goals, the Company expects to be in a position to more aggressively advance its exploration efforts on the Borealis Property to include licensing, permitting and bonding requirements and would want to have the flexibility to raise capital for these efforts.

- MORE-

Gryphon Gold Announces Filing of Supplement to Proxy Statement
August 28, 2012

  The Company believes that approval of the Article Amendment will provide the Company with increased financial flexibility and reduce the risk of the Company not meeting its payment obligations over the coming year.

ABOUT GRYPHON GOLD:
Gryphon Gold produces gold from its Borealis Property, which is located in Nevada’s Walker Lane Gold Belt. The Company is expanding its production capacity and advancing the development of the oxide heap leachable gold and silver historically identified that includes both pre-processed and unprocessed ore. Gryphon Gold also plans to further expand and develop the significant sulphide resource available through exploration, metallurgical design and sulphide project permitting and development. The Borealis Property contains unpatented mining claims (including claims leased to the Company’s wholly owned subsidiary) of approximately 20 acres each, totaling about 15,020 acres, which has successful past production.

Gryphon Gold routinely posts news and other important information on its website: www.gryphongold.com.

For further information please contact:
James T. O’Neil Jr., CEO and Interim CFO	Deborah K. Pawlowski, Kei Advisors LLC
775.883.1456	716.843.3908
joneil@gryphongold.com	dpawlowski@keiadvisors.com

Safe Harbor Statement
This press release contains “forward-looking statements” and "forward-looking information" within the meaning of United States and Canadian securities laws, which may include, but are not limited to, statements relating to operating results; expansion of production capacity, development of oxide resources and plans to advance the development of the Borealis Property. Such forward-looking statements and forward-looking information reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including risks associated with mining operations, risks associated with the oxide heap, risks associated with exploration, metallurgical design and project permitting and development and the risks and uncertainties outlined under the section headings “Forward-Looking Statements” and “Risks Factors and Uncertainties disclosed in the Company’s periodic reports filed with the SEC and Canadian securities administrators and in the Company’s other reports, documents, and registration statements filed with the SEC (available at www.sec.gov) and with Canadian securities administrators (available at www.sedar.com ). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. The Company does not undertake to update forward-looking statements or forward-looking information, except as may be required by law. Full financial statements and securities filings are available on the Company’s website: www.gryphongold.com and www.sec.gov or www.sedar.com

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